Exhibit 99.1

AITX’s RAD January SaaS Revenue Up 383%; Contracts In-Hand Break $500K Recurring Monthly Revenue Milestone as Strong Growth Continues

Detroit, Michigan, February 12, 2024 -- Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to announce a significant milestone achievement. Specifically, contracted (including deployed and contracted to-be-deployed) revenue derived from device rental (SaaS revenue) now surpasses $500,000 a month. For clarification, this milestone excludes revenue generated from installations, training, and remote monitoring services.

Furthermore, the Company reports that January 2024 invoiced SaaS revenue was 383% greater than January 2023 invoiced revenue, coming in (unaudited) at $226K for the month. On January 29, 2024, the Company announced that booked recurring monthly revenue (RMR) was up 476% over the previous year. The Company expects to add $50K in RMR of deployments in February 2024 as the Company’s final day of its fiscal year is February 29, 2024.

The distinction between booked revenue and invoiced revenue resides in their respective timing: booked revenue signifies orders currently in progress and being produced, while invoiced revenue denotes revenue recognized upon deployment and subsequent customer acceptance.

Steve Reinharz, CEO of AITX and RAD, remarked, “Breaking the $500K RMR milestone keeps us on track to hit the immediate big target of $700K RMR, which should bring SaaS revenues within the range of operationally positive cash flow, which is a huge milestone for us and any company for that matter.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, expressed enthusiasm, stating, “We continue to get better and faster at producing and deploying units. We appear to be on track to have double production capacity in place by the end of March as we work hard to get to the point of being able to deploy $100K RMR. This is critical to our high growth goals.”

Troy McCanna, RAD’s Sr. Vice President of Revenue Operations, commented, “We have a strong and growing sales funnel with some incredibly large opportunities. However, conservatively continuing at roughly the current rate of monthly sales we could hit $700K in booked RMR in May 2024. This, if it happens, and if we can get these devices deployed, puts us in a good position in July to achieve the $700K invoiced RMR.”

Reinharz added, “Back in November 2023 at our annual Town Hall we projected that we would hit $700K in total revenue by August 2024. It looks like we’ll hit that total revenue number before August and that in August our RMR plus other revenue could be beyond $800K. We are working to hit and even exceed these targets. As always, the situation is fluid, anything can happen and there are no guarantees but given recent performance we’re confident in sharing these estimated projections.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, and RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz